Exhibit 99.1

FOR IMMEDIATE RELEASE
Investor Relations Contact:
Raphael Gross
203-682-8253
investors@frgi.com

Fiesta Restaurant Group, Inc. Reports Third Quarter 2021 Results
Taco Cabana Divestiture Completed During Third Quarter of 2021
Sequential Improvement in Pollo Tropical Third Quarter 2021 Comparable Restaurant Sales from Second Quarter 2021

DALLAS, Texas – (Business Wire) – November 11, 2021 - Fiesta Restaurant Group, Inc. ("Fiesta" or the "Company") (NASDAQ: FRGI), parent company of the Pollo Tropical® restaurant brand, today reported results for the 13-week third quarter, which ended on October 3, 2021, and provided a business update related to current operations.
Fiesta President and Chief Executive Officer Richard Stockinger said, "We announced the sale of Taco Cabana on July 1, and successfully closed the transaction on August 16. We are now debt free with a cash balance of $55.8 million as of October 3, and our leadership team is fully focused on achieving what we believe are significant growth opportunities for Pollo Tropical."
Stockinger added, "We were pleased with Pollo Tropical's third quarter sales performance despite reduced operating hours from staffing shortages throughout the quarter. Third quarter 2021 comparable restaurant sales were 13.8% vs. the third quarter of 2020, and increased to 0.9% vs. the third quarter of 2019, an improvement from the second quarter 2021 comparable restaurant sales vs. 2019 of -1.8%(1). Comparable restaurant sales results were much stronger in markets that had adequate staffing – those markets realized third quarter 2021 comparable restaurant sales of approximately 16.7% vs. the third quarter of 2020 and 4.3% vs. the third quarter of 2019. Our positive comparable restaurant sales growth compared to 2019 continued in October, and we are optimistic about accelerating sales momentum as we reach full staffing levels."
Stockinger continued, "Staff availability has been an industry-wide challenge. We have approached this issue with a very disciplined and forward thinking approach, and took proactive action that included wage rate increases and offering hiring incentives. In addition, we are enhancing our medical plans and increasing other benefits such as emergency child-care and commute assistance so that we can remain a preferred employer. We achieved adequate staffing levels at a total company level by September and continued to realize staffing improvement in October."
Stockinger added, "In order to improve margins after the wage rate increases, we implemented a phased approach to price increases of 3.7% in mid-third quarter with approximately 4% to 6% planned for the fourth quarter along with accelerating our ongoing actions to optimize restaurant labor efficiency. Those actions have already resulted in Restaurant-level Adjusted EBITDA(2) margin improvement, a non-GAAP financial measure, based on preliminary October 2021 results(3) compared to the third quarter of 2021. Restaurant-level Adjusted EBITDA margins declined during the third quarter compared to 2020 primarily due to hourly wage rate increases, short-term hiring incentives, and additional overtime and training. A large portion of those increases are short term only, estimated at $0.9 million, or approximately 100 basis points as a percentage of sales. Third quarter 2021 loss from continuing operations was $3.2 million compared to income from continuing operations in the third quarter of 2020 of $4.4 million."
Stockinger concluded, "As we look toward the balance of the year, we are focused on continuing efforts to be a preferred employer and accelerating our margin improvement above the third quarter of 2021. We are targeting Restaurant-level Adjusted EBITDA margins returning to the 18% to 20% range in the first half of 2022, barring unforeseen changes in our cost structure and operating environment. In addition, we will continue enhancing the customer experience across all service channels, further investing in our growing digital platform, and refining our brand proposition and new unit design features in remodel tests to drive future growth."
_____________________________
(1)Comparable restaurant sales results are not adjusted for the impact of holiday timing and named storms, which is detailed in the Comparable Restaurant Sales section.
(2)See non-GAAP reconciliation table below.
(3)October preliminary results after excluding short term or temporary hiring incentives and guaranteed manager bonuses.

Third Quarter 2021 Financial Summary

•Total revenues from continuing operations increased 13.7% to $88.6 million in the third quarter of 2021 from $77.9 million in the third quarter of 2020;
•Comparable restaurant sales at Pollo Tropical increased 13.8%. Compared to the same fiscal period in 2019, comparable restaurant sales for Pollo Tropical increased 0.9%;
•Net income of $17.3 million, or $0.66 per diluted share, in the third quarter of 2021 (which includes a gain on the sale of Taco Cabana), compared to net income of $4.6 million, or $0.18 per diluted share, in the third quarter of 2020;
•Net loss from continuing operations of $(3.2) million, or $(0.12) per diluted share, in the third quarter of 2021, compared to net income from continuing operations of $4.4 million, or $0.17 per diluted share, in the third quarter of 2020;
•Adjusted net loss (a non-GAAP financial measure) of $2.4 million, or $0.09 per diluted share, in the third quarter of 2021, compared to adjusted net income of $1.2 million, or $0.04 per diluted share, in the third quarter of 2020 (see non-GAAP reconciliation table below);
•Continuing Operations Consolidated Adjusted EBITDA (a non-GAAP financial measure) of $3.7 million in the third quarter of 2021 compared to $8.2 million in the third quarter of 2020 (see non-GAAP reconciliation table below);
•Adjusted EBITDA for Pollo Tropical of $6.3 million in the third quarter of 2021 compared to $10.6 million in the third quarter of 2020; and
•Restaurant-level Adjusted EBITDA (a non-GAAP financial measure) for Pollo Tropical of $13.0 million, or 14.8% of Pollo Tropical restaurant sales, in the third quarter of 2021 compared to $16.4 million, or 21.2% of Pollo Tropical restaurant sales, in the third quarter of 2020 (see non-GAAP reconciliation table below).

 Third Quarter 2021 Comparable Restaurant Sales

	Second Quarter 2021	Fiscal July	Fiscal August	Fiscal September	Third Quarter 2021
Pollo Tropical
2021 vs. 2020	43.5%	16.5%	11.5%	14.2%	13.8%
2021 vs. 2019	-1.8%	0.1%	-0.9%	4.0%	0.9%

•As a result of the 53rd week in fiscal 2020, our 2021 fiscal year began one week later than our 2020 fiscal year. Changes in comparable restaurant sales are impacted by the shift in weeks as the thirteen weeks ended October 3, 2021, are not directly comparable on a calendar basis to the thirteen weeks ended September 27, 2020.
•For Pollo Tropical comparable restaurant sales comparisons in 2021 vs. 2019, the Fourth of July holiday timing had an impact on fiscal July. After adjusting for the holiday timing difference, July 2021 comparable restaurant sales vs. 2019 would have been approximately 170 basis points lower.
•Third quarter comparable restaurant sales at Pollo Tropical vs 2019 benefited from the negative impact of Hurricane Dorian in 2019. After adjusting for the impact of the hurricane, 2021 third quarter comparable sales would have been approximately 160 basis points lower.

Cash and Liquidity

•At the end of the third quarter of 2021, we had $52.0 million in cash and $3.8 million in restricted cash. We fully repaid our outstanding term loan borrowings on August 16, 2021, and our outstanding debt balance was $0.9 million of finance lease obligations at the end of the third quarter of 2021.
•Our cash balance decreased from the second quarter balance of $65.8 million at July 4, 2021 to a third quarter balance of $52.0 million at October 3, 2021.

Third Quarter 2021 Pollo Tropical Results

Total Pollo Tropical restaurant sales increased 13.4% to $88.0 million in the third quarter of 2021 compared to $77.6 million in the third quarter of 2020 primarily due to a comparable restaurant sales increase of 13.8%. Pollo Tropical dine-in and counter take-out comparable restaurant sales increased 45% from the third quarter of 2020 to the third quarter of 2021 due primarily to the negative impact of the COVID-19 pandemic on dine-in traffic and closures of our dining rooms during a portion of the third quarter of 2020. The increase in dine in channel sales was supplemented by off-premise channel growth. Third quarter 2021 drive-thru comparable restaurant sales were flat compared to the third quarter of 2020, while third quarter 2021 delivery comparable restaurant sales were up 32.7% compared to the third quarter of 2020. The increase in comparable restaurant sales resulted from a net impact of product/channel mix and pricing of 9.6% and an increase in comparable restaurant transactions of 4.2%. The increase in product/channel mix and pricing was driven primarily by increases in delivery and drive-thru average check, and menu price increases of 5.7%. During the third quarter of 2021, Pollo Tropical experienced increased hourly staffing challenges due to workforce availability which we believe had a negative impact on sales throughout the quarter, driven in part by reduced operating hours.

	Comparable Restaurant Sales Mix by Channel - Pollo Tropical
Channel	Third Quarter 2021(1)	% of Total	Third Quarter 2020	% of Total	Third Quarter 2019	% of Total
($ in thousands)
Counter(2)	$23,556	27%	$16,294	21%	$42,147	49%
Drive-thru	51,095	58%	51,315	66%	40,282	47%
Delivery	8,785	10%	6,620	9%	1,692	2%
Online	3,116	4%	2,193	3%	1,430	1%
Catering	1,051	1%	535	1%	637	1%
Total	$87,603	100%	$76,957	100%	$86,188	100%
(1) Third quarter 2021 comparable restaurant sales based on the comparable third quarter 2020 restaurants.
(2) Counter sales include dine-in and counter take-out sales.

Adjusted EBITDA for Pollo Tropical decreased to $6.3 million in the third quarter of 2021 from $10.6 million in the third quarter of 2020, a decrease of (40.5)%. The decrease was primarily due to higher labor costs, advertising expenses, general and administrative expenses, and repair and maintenance costs, partially offset by the impact of higher restaurant sales, and improved cost of sales margins. Higher labor costs were driven primarily by hourly wage rate increases, short-term hiring incentives, and additional overtime and training. We believe that approximately $0.9 million of the labor cost increases for overtime and staffing-related incentives are short term in nature. We plan to take price increases to offset labor costs in a phased approach in order to minimize the negative impact on traffic. A 3.7% price increase was implemented in late August, and additional pricing action is planned for the fourth quarter of 2021.
Restaurant-level Adjusted EBITDA (a non-GAAP financial measure) for Pollo Tropical as a percentage of restaurant sales decreased, with third quarter Restaurant-level Adjusted EBITDA as a percentage of restaurant sales of 14.8% in 2021 compared to 21.2% in 2020 and 20.1% in 2019 (see non-GAAP reconciliation table below). Continuing Operations Adjusted EBITDA decreased to $3.7 million compared to $8.2 million in 2020.

Comparable Restaurant Average Weekly Sales - Pollo Tropical
Period	July	August	September
2021	$50,033	$49,117	$49,975
2020	$42,948	$44,051	$43,768
2019	$49,984	$49,548	$48,058

Previously Approved Share Repurchase Program Resumed
The Company resumed its share repurchase program that the board of directors had previously authorized for the repurchase of an aggregate 3.0 million shares of common stock, of which 668,282 shares remain available for purchase as of October 3, 2021. Under the share repurchase program, shares may be repurchased from time to time in open market transactions at prevailing market prices, in privately negotiated transactions or by other means in accordance with federal securities laws, including Rule 10b-18 under the Securities Exchange Act of 1934, as amended. The number of shares repurchased and the timing of repurchases will depend on a number of factors, including, but not limited to, stock price, trading volume, general market and economic conditions, and other corporate considerations. The share repurchase program has no time limit and may be modified, suspended, superseded or terminated at any time by the board of directors.
Taco Cabana Divestiture Completed
On August 16, 2021, the Company completed the previously announced sale of its Taco Cabana restaurant business through the sale of all of the outstanding capital stock of Taco Cabana, Inc., the parent company of the Taco Cabana business (the "Transaction") to an affiliate of Yadav Enterprises, Inc. The terms of the Transaction are set forth in the Purchase Agreement which was filed by the Company on Form 8-K on July 7, 2021.
Restaurant Portfolio

As of October 3, 2021, there were 138 Company-owned Pollo Tropical restaurants, and 31 franchised Pollo Tropical restaurants in the U.S., the U.S. Virgin Islands, Puerto Rico, Panama, Guyana, Ecuador and the Bahamas.

Investor Conference Call Today

We will host a conference call at 4:30 p.m. ET today. The conference call can be accessed live over the phone by dialing 856-344-9299. A replay will be available after the call until Thursday, November 18, 2021 and can be accessed by dialing 1-412-317-6671. The passcode is 1291956. The conference call will also be webcast live and archived on the corporate website at www.frgi.com, under the Investor Relations section. A replay of the webcast will be available through the corporate website shortly after the call has concluded.

About Fiesta Restaurant Group, Inc.

Fiesta Restaurant Group, Inc., owns, operates and franchises the Pollo Tropical® restaurant brand and prior to August 16, 2021, owned, operated, and franchised the Taco Cabana® restaurant brand. The brands specialize in the operation of fast casual/quick service restaurants that offer distinct and unique flavors with broad appeal at a compelling value. The brands feature fresh-made cooking, drive-thru service and catering. For more information about Fiesta Restaurant Group, Inc., visit the corporate website at www.frgi.com.

Forward Looking Statements

Certain statements contained in this news release and in our public disclosures, whether written, oral or otherwise made, relating to future events or future performance, including any discussion, express or implied regarding our anticipated growth, plans, objectives and the impact of our initiatives, our investments in strategic and sales building initiatives, including those relating to operations improvements, digital infrastructure supporting ordering and online sales, catering and third-party delivery and drive thru improvements and the impact of the COVID-19 pandemic and our initiatives designed to respond to the COVID-19 pandemic on future sales, margins, earnings and liquidity, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are often identified by the words "may," "might," "believes," "thinks," "anticipates," "plans," "positioned," "target," "continue," "expects," "look to," "intends" and other similar expressions, whether in the negative or the affirmative, that are not statements of historical fact. These forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties, and assumptions that are difficult to predict, and you should not place undue reliance on our forward-looking statements. Our actual results and timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those discussed from time to time in our reports filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K and our quarterly reports on Form 10-Q. All forward-looking statements and the internal projections and beliefs upon which we base our expectations included in this release are made only as of the date of this release and may change. While we may elect to update forward-looking statements at some point in the future, we expressly disclaim any obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

FIESTA RESTAURANT GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
THREE AND NINE MONTHS ENDED OCTOBER 3, 2021 AND SEPTEMBER 27, 2020
(In thousands, except share and per share data)
(Unaudited)

	Three Months Ended (a)		Nine Months Ended (a)
	October 3, 2021	September 27, 2020	October 3, 2021	September 27, 2020
Revenues:
Restaurant sales	$88,014	$77,604	$266,618	$226,617
Franchise royalty revenues and fees	578	336	1,344	886
Total revenues	88,592	77,940	267,962	227,503
Costs and expenses:
Cost of sales	26,984	24,614	81,843	72,666
Restaurant wages and related expenses (b)	24,648	18,051	66,888	54,196
Restaurant rent expense	5,924	5,585	17,625	16,885
Other restaurant operating expenses	14,740	12,228	42,260	35,575
Advertising expense	2,757	814	8,030	5,492
General and administrative expenses (b)(c)	11,167	9,134	32,883	28,592
Depreciation and amortization	5,328	5,425	15,291	16,373
Impairment and other lease charges (d)	30	2,395	(224)	8,023
Closed restaurant rent, net of sublease income (e)	710	934	2,426	3,315
Other expense (income), net (f)	138	(1,353)	431	(426)
Total operating expenses	92,426	77,827	267,453	240,691
Income (loss) from operations	(3,834)	113	509	(13,188)
Interest expense	160	83	282	209
Income (loss) from continuing operations before income taxes	(3,994)	30	227	(13,397)
Provision for (benefit from) income taxes (g)	(763)	(4,382)	1,473	(7,494)
Income (loss) from continuing operations	(3,231)	4,412	(1,246)	(5,903)
Income (loss) from discontinued operations, net of tax	20,493	181	16,336	(5,164)
Net income (loss)	17,262	4,593	15,090	(11,067)
Earnings (loss) per common share:
Continuing operations – basic	$(0.12)	$0.17	$(0.05)	$(0.23)
Discontinued operations – basic	0.78	0.01	0.62	(0.21)
Basic	0.66	0.18	0.57	(0.44)

Continuing operations – diluted	(0.12)	0.17	(0.05)	(0.23)
Discontinued operations – diluted	0.78	0.01	0.62	(0.21)
Diluted	0.66	0.18	0.57	(0.44)
Weighted average common shares outstanding:
Basic	25,508,930	25,290,357	25,443,341	25,359,004
Diluted	25,508,930	25,291,719	25,443,341	25,359,004
(a)     The Company uses a 52- or 53-week fiscal year that ends on the Sunday closest to December 31. The three- and nine-month periods ended October 3, 2021 and September 27, 2020 each included 13 and 26 weeks, respectively.
(b)     Restaurant wages and related expenses include stock-based compensation of $13 and $15 for the three months ended October 3, 2021 and September 27, 2020, respectively, and $44 and $53 for the nine months ended October 3, 2021 and September 27, 2020, respectively. General and administrative expenses include stock-based compensation expense of $1,097 and $486 for the three months ended October 3, 2021 and September 27, 2020, respectively, and $3,137 and $1,834 for the nine months ended October 3, 2021 and September 27, 2020, respectively.
(c)     See notes (f) and (g) to the reconciliation of net income (loss) to adjusted net income (loss) in the tables titled "Supplemental Non-GAAP Information."
(d)     See note (c) to the reconciliation of net income (loss) to adjusted net income (loss) in the tables titled "Supplemental Non-GAAP Information."
(e)     See note (d) to the reconciliation of net income (loss) to adjusted net income (loss) in the tables titled "Supplemental Non-GAAP Information."
(f)     See note (e) to the reconciliation of net income (loss) to adjusted net income (loss) in the tables titled "Supplemental Non-GAAP Information."

(g)     See notes (a) and (b) to the reconciliation of net income (loss) to adjusted net income (loss) in the tables titled "Supplemental Non-GAAP Information."

FIESTA RESTAURANT GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	October 3, 2021	January 3, 2021

Assets
Cash	$51,978	$49,778
Current assets held for sale	—	8,478
Other current assets	22,210	25,770
Property and equipment, net	92,807	97,867
Operating lease right-of-use assets	155,809	164,665
Goodwill	56,307	56,307
Non-current assets held for sale	—	160,023
Other assets	5,838	5,855
Total assets	$384,949	$568,743

Liabilities and Stockholders' Equity
Current portion of long-term debt	$72	$816
Current liabilities held for sale	—	27,225
Other current liabilities	43,273	36,868
Long-term debt, net of current portion	788	71,588
Operating lease liabilities	165,113	174,116
Deferred tax liabilities	2,075	2,269
Non-current liabilities held for sale	—	98,323
Other non-current liabilities	9,640	9,757
Total liabilities	220,961	420,962
Stockholders' equity	163,988	147,781
Total liabilities and stockholders' equity	$384,949	$568,743

FIESTA RESTAURANT GROUP, INC.
Supplemental Information
The following table sets forth certain unaudited supplemental financial and other data for the periods indicated
(In thousands, except percentages):

	(Unaudited)		(Unaudited)
	Three Months Ended		Nine Months Ended
	October 3, 2021	September 27, 2020	October 3, 2021	September 27, 2020
Segment revenues:
Pollo Tropical	$88,592	$77,940	$267,962	$227,503

Change in comparable restaurant sales (a):
Pollo Tropical	13.8%	(11.1)%	18.6%	(16.8)%

Average sales per Company-owned restaurant:
Pollo Tropical
Comparable restaurants (b)	$646	$568	$1,950	$1,644
Non-comparable restaurants (c)	204	387	955	1,233
Total Company-owned (d)	638	562	1,932	1,628

Income (loss) before income taxes:
Pollo Tropical	$(1,011)	$3,035	$8,260	$(3,978)

Adjusted EBITDA:
Pollo Tropical	$6,324	$10,621	$30,620	$24,394

Restaurant-level Adjusted EBITDA (e):
Pollo Tropical	$13,043	$16,430	$50,321	$42,202
(a)    Restaurants are included in comparable restaurant sales after they have been open for 18 months or longer. Restaurants are excluded from comparable restaurant sales for any fiscal month in which the restaurant was closed for more than five days. Comparable restaurant sales are compared to the same period in the prior year.
(b)     Comparable restaurants are restaurants that have been open for 18 months or longer. Average sales for comparable Company-owned restaurants are derived by dividing comparable restaurant sales for such period for the applicable segment by the average number of comparable restaurants for the applicable segment for such period.
(c)     Non-comparable restaurants are restaurants that have been open for less than 18 months, or that were temporarily closed during the period. Average sales for new Company-owned restaurants are derived by dividing new restaurant sales for such period for the applicable segment by the average number of new restaurants for the applicable segment for such period.
(d)     Average sales for total Company-owned restaurants are derived by dividing restaurant sales for such period for the applicable segment by the average number of open restaurants for the applicable segment for such period.
(e)    Restaurant-level Adjusted EBITDA is a non-GAAP financial measure. Please see the reconciliation from net income (loss) to Restaurant-level Adjusted EBITDA in the table titled "Supplemental Non-GAAP Information."

FIESTA RESTAURANT GROUP, INC.
Supplemental Information
The following table sets forth certain unaudited supplemental data for the periods indicated:

	Three Months Ended		Nine Months Ended
	October 3, 2021	September 27, 2020	October 3, 2021	September 27, 2020

Company-owned restaurant openings:
Pollo Tropical	—	—	—	—

Company-owned restaurant closings:
Pollo Tropical	—	(3)	—	(4)

Number of Company-owned restaurants:
Pollo Tropical	138	138	138	138
Taco Cabana	—	145	—	145
Total Company-owned restaurants	138	283	138	283

Number of franchised restaurants:
Pollo Tropical	31	33	31	33
Taco Cabana	—	7	—	7
Total franchised restaurants	31	40	31	40

Total number of restaurants:
Pollo Tropical	169	171	169	171
Taco Cabana	—	152	—	152
Total restaurants	169	323	169	323

FIESTA RESTAURANT GROUP, INC.
Supplemental Information
The following table sets forth certain unaudited supplemental financial and other data for the periods indicated
(In thousands, except percentages):

	Three Months Ended
	October 3, 2021		September 27, 2020
Pollo Tropical:		(a)		(a)
Restaurant sales	$88,014		$77,604
Cost of sales	26,984	30.7%	24,614	31.7%
Restaurant wages and related expenses	24,648	28.0%	18,051	23.3%
Restaurant rent expense	5,924	6.7%	5,585	7.2%
Other restaurant operating expenses	14,671	16.7%	12,125	15.6%
Advertising expense	2,757	3.1%	815	1.1%
Depreciation and amortization	5,060	5.7%	5,171	6.7%
Impairment and other lease charges	30	—%	2,395	3.1%
Closed restaurant rent expense, net of sublease income	566	0.6%	356	0.5%

	Nine Months Ended
	October 3, 2021		September 27, 2020
Pollo Tropical:		(a)		(a)
Restaurant sales	$266,618		$226,617
Cost of sales	81,843	30.7%	72,666	32.1%
Restaurant wages and related expenses	66,888	25.1%	54,196	23.9%
Restaurant rent expense	17,625	6.6%	16,885	7.5%
Other restaurant operating expenses	41,955	15.7%	35,225	15.5%
Advertising expense	8,030	3.0%	5,497	2.4%
Depreciation and amortization	14,842	5.6%	15,682	6.9%
Impairment and other lease charges	(192)	(0.1)%	8,023	3.5%
Closed restaurant rent expense, net of sublease income	1,373	0.5%	1,629	0.7%
(a)    Percent of restaurant sales for the applicable segment.

FIESTA RESTAURANT GROUP, INC.
Supplemental Non-GAAP Information
The following table sets forth certain unaudited supplemental financial data for the periods indicated
(In thousands):

Consolidated Adjusted EBITDA (including Continuing Operations Adjusted EBITDA) and Restaurant-level Adjusted EBITDA are non-GAAP financial measures. Adjusted EBITDA is defined as earnings (loss) attributable to the applicable operating segments before interest expense, income taxes, depreciation and amortization, impairment and other lease charges, goodwill impairment, closed restaurant rent expense, net of sublease income, stock-based compensation expense, other expense (income), net, and certain significant items for each segment that are related to strategic changes and/or are not related to the ongoing operation of our restaurants as set forth in the reconciliation table below. Adjusted EBITDA for each of our segments includes an allocation of general and administrative expenses associated with administrative support for executive management, information systems and certain finance, legal, supply chain, human resources, construction and other administrative functions. Restaurant-level Adjusted EBITDA is defined as Adjusted EBITDA excluding franchise royalty revenues and fees, pre-opening costs and general and administrative expenses (including corporate-level general and administrative expenses). The "Other" column includes corporate costs that were allocated to Taco Cabana and are not included in discontinued operations.

Adjusted EBITDA for each of our segments is the primary measure of segment profit or loss used by our chief operating decision maker for purposes of allocating resources to our segments and assessing their performance. In addition, management believes that Consolidated Adjusted EBITDA and Restaurant-level Adjusted EBITDA, when viewed with our results of operations calculated in accordance with GAAP and our reconciliation of net income (loss) to Consolidated Adjusted EBITDA and Restaurant-level Adjusted EBITDA (i) provide useful information about our operating performance and period-over-period changes, (ii) provide additional information that is useful for evaluating the operating performance of our business, and (iii) permit investors to gain an understanding of the factors and trends affecting our ongoing earnings, from which capital investments are made and debt is serviced. However, such measures are not measures of financial performance or liquidity under GAAP and, accordingly, should not be considered as alternatives to net income or cash flow from operating activities as indicators of operating performance or liquidity. Also, these measures may not be comparable to similarly titled captions of other companies.

Three Months Ended	Pollo Tropical	Other	Continuing Operations
October 3, 2021:
Net income			$17,262
Income from discontinued operations, net of tax			(20,493)
Benefit from income taxes			(763)
Loss before taxes	$(1,011)	$(2,983)	$(3,994)
Add:
Non-general and administrative adjustments:
Depreciation and amortization	5,060	268	5,328
Impairment and other lease charges	30	—	30
Interest expense	502	(342)	160
Closed restaurant rent expense, net of sublease income	566	144	710
Other expense (income), net	120	18	138
Stock-based compensation expense	13	—	13
Total non-general and administrative adjustments	6,291	88	6,379
General and administrative adjustments:
Stock-based compensation expense	670	427	1,097
Restructuring costs and retention bonuses	60	(60)	—
Digital and brand repositioning costs	193	—	193
Transaction costs	121	(121)	—
Total general and administrative adjustments	1,044	246	1,290
Adjusted EBITDA	$6,324	$(2,649)	$3,675
Adjusted EBITDA as a percentage of total revenues	7.1%		4.1%
Restaurant-level adjustments:
Add: Other general and administrative expense(a)	7,297	2,580	9,877
Less: Franchise royalty revenue and fees	578	—	578
Restaurant-level Adjusted EBITDA	$13,043	$(69)	$12,974
Restaurant-level Adjusted EBITDA as a percentage of restaurant sales	14.8%		14.7%
Three Months Ended:	Pollo Tropical	Other	Continuing Operations
September 27, 2020:
Net income			$4,593
Income from discontinued operations, net of tax			(181)
Benefit from income taxes			(4,382)
Income (loss) before taxes	$3,035	$(3,005)	$30
Add:
Non-general and administrative adjustments:
Depreciation and amortization	5,171	254	5,425
Impairment and other lease charges	2,395	—	2,395
Interest expense	593	(510)	83
Closed restaurant rent expense, net of sublease income	356	578	934
Other expense (income), net	(1,404)	51	(1,353)
Stock-based compensation expense	15	—	15
Total non-general and administrative adjustments	7,126	373	7,499
General and administrative adjustments:
Stock-based compensation expense	307	179	486
Restructuring costs and retention bonuses	99	2	101
Digital and brand repositioning costs	54	—	54
Total general and administrative adjustments	460	181	641
Adjusted EBITDA	$10,621	$(2,451)	$8,170
Adjusted EBITDA as a percentage of total revenues	13.6%		10.5%
Restaurant-level adjustments:
Add: Other general and administrative expense(a)	6,145	2,348	8,493
Less: Franchise royalty revenue and fees	336	—	336
Restaurant-level Adjusted EBITDA	$16,430	$(103)	$16,327
Restaurant-level Adjusted EBITDA as a percentage of restaurant sales	21.2%		21.0%

Nine Months Ended	Pollo Tropical	Other	Continuing Operations
October 3, 2021:
Net income			$15,090
Income from discontinued operations, net of tax			(16,336)
Provision for income taxes			1,473
Income (loss) before taxes	$8,260	$(8,033)	$227
Add:
Non-general and administrative adjustments:
Depreciation and amortization	14,842	449	15,291
Impairment and other lease charges	(192)	(32)	(224)
Interest expense	2,466	(2,184)	282
Closed restaurant rent expense, net of sublease income	1,373	1,053	2,426
Other expense (income), net	316	115	431
Stock-based compensation expense	44	—	44
Total non-general and administrative adjustments	18,849	(599)	18,250
General and administrative adjustments:
Stock-based compensation expense	1,912	1,225	3,137
Restructuring costs and retention bonuses	78	(60)	18
Digital and brand repositioning costs	844	—	844
Transaction costs	677	(677)	—
Total general and administrative adjustments	3,511	488	3,999
Adjusted EBITDA	$30,620	$(8,144)	$22,476
Adjusted EBITDA as a percentage of total revenues	11.4%		8.4%
Restaurant-level adjustments:
Add: Other general and administrative expense(a)	21,045	7,839	28,884
Less: Franchise royalty revenue and fees	1,344	—	1,344
Restaurant-level Adjusted EBITDA	$50,321	$(305)	$50,016
Restaurant-level Adjusted EBITDA as a percentage of restaurant sales	18.9%		18.8%
Nine Months Ended	Pollo Tropical	Other	Continuing Operations
September 27, 2020:
Net loss			$(11,067)
Loss (income) from discontinued operations, net of tax			5,164
Benefit from income taxes			(7,494)
Loss before taxes	$(3,978)	$(9,419)	$(13,397)
Add:
Non-general and administrative adjustments:
Depreciation and amortization	15,682	691	16,373
Impairment and other lease charges	8,023	—	8,023
Interest expense	1,701	(1,492)	209
Closed restaurant rent expense, net of sublease income	1,629	1,686	3,315
Other expense (income), net	(653)	227	(426)
Stock-based compensation expense in restaurant wages	53	—	53
Total non-general and administrative adjustments	26,435	1,112	27,547
General and administrative adjustments:
Stock-based compensation expense	1,140	694	1,834
Restructuring and costs and retention bonuses	551	135	686
Digital and brand repositioning costs	246	—	246
Total general and administrative adjustments	1,937	829	2,766
Adjusted EBITDA	$24,394	$(7,478)	$16,916
Adjusted EBITDA as a percentage of total revenues	10.7%		7.4%
Restaurant-level adjustments:
Add: Other general and administrative expense(a)	18,694	7,132	25,826
Less: Franchise royalty revenue and fees	886	—	886
Restaurant-level Adjusted EBITDA	$42,202	$(346)	$41,856
Restaurant-level Adjusted EBITDA as a percentage of restaurant sales	18.6%		18.5%
(a)    Excludes general and administrative adjustments above.

FIESTA RESTAURANT GROUP, INC.
Supplemental Non-GAAP Information
The following table sets forth certain unaudited supplemental financial data for the periods indicated
(In thousands of dollars, except per share amounts):

Adjusted net income and related adjusted diluted earnings per share are non-GAAP financial measures. Adjusted net income is defined as net income (loss) before discontinued operations, impairment and other lease charges, goodwill impairment, closed restaurant rent expense, net of sublease income, other expense (income), net, board and shareholder matter costs, restructuring costs and retention bonuses, certain legal settlements and related costs and other significant items that are related to strategic changes and/or are not related to the ongoing operation of our restaurants. Management believes that adjusted net income and related adjusted earnings per diluted share, when viewed with our results of operations calculated in accordance with GAAP (i) provide useful information about our operating performance and period-over-period growth, (ii) provide additional information that is useful for evaluating the operating performance of our business, and (iii) permit investors to gain an understanding of the factors and trends affecting our ongoing earnings, from which capital investments are made and debt is serviced. However, such measures are not measures of financial performance or liquidity under GAAP and, accordingly should not be considered as alternatives to net income or net income per share as indicators of operating performance or liquidity. Also, these measures may not be comparable to similarly titled captions of other companies.

	(Unaudited)
	Three Months Ended
	October 3, 2021				September 27, 2020
	Income (Loss) Before Income Taxes	Benefit From Income Taxes (a)	Net Income (Loss)	Diluted EPS	Loss Before Income Taxes	Benefit From Income Taxes (a)	Net Income (Loss)	Diluted EPS
Reported - GAAP Net Income			$17,262	$0.66			$4,593	$0.18
Loss from discontinued operations, net of tax			(20,493)	(0.78)			(181)	(0.01)
Income (loss) from continuing operations	$(3,994)	$(763)	$(3,231)	$(0.12)	$30	$(4,382)	$4,412	$0.17
Adjustments:
Non-general and administrative expense adjustments:
Income tax due to tax law change (a)	—	(73)	73	—	—	1,612	(1,612)	(0.06)
Deferred tax asset valuation allowance (b)	—	(2)	2	—	—	3,204	(3,204)	(0.13)
Impairment and other lease charges (c)	30	7	23	—	2,395	598	1,797	0.07
Closed restaurant rent expense, net of sublease income (d)	710	177	533	0.02	934	233	701	0.03
Other expense (income), net (e)	138	34	104	—	(1,353)	(338)	(1,015)	(0.04)
Total non-general and administrative expense	878	143	735	0.02	1,976	5,309	(3,333)	(0.13)
General and administrative expense adjustments:
Restructuring costs and retention bonuses (f)			—	—	101	25	76	—
Digital and brand repositioning costs (g)	193	48	145	0.01	54	13	41	—
Total general and administrative expense	193	48	145	0.01	155	38	117	—
Adjusted - Non-GAAP	$(2,923)	$(572)	$(2,351)	$(0.09)	$2,161	$965	$1,196	$0.04

	(Unaudited)
	Nine Months Ended
	October 3, 2021				September 27, 2020
	Income (Loss) Before Income Taxes	Provision For Income Taxes (a)	Net Income (Loss)	Diluted EPS	Loss Before Income Taxes	Benefit From Income Taxes (a)	Net Loss	Diluted EPS
Reported - GAAP Net Income			$15,090	$0.57			$(11,067)	$(0.44)
Loss (income) from discontinued operations, net of tax			(16,336)	(0.62)			5,164	0.21
Income (loss) from continuing operations	$227	$1,473	$(1,246)	$(0.05)	$(13,397)	$(7,494)	$(5,903)	$(0.23)
Adjustments:
Non-general and administrative expense adjustments:
Income tax due to tax law change (a)	—	(636)	636	0.02	—	3,846	(3,846)	(0.15)
Deferred tax asset valuation allowance (b)	—	(378)	378	0.01	—	1,172	(1,172)	(0.05)
Impairment and other lease charges (c)	(224)	(56)	(168)	(0.01)	8,023	2,002	6,021	0.24
Closed restaurant rent expense, net of sublease income (d)	2,426	605	1,821	0.07	3,315	827	2,488	0.10
Other expense (income), net (e)	431	108	323	0.01	(426)	(106)	(320)	(0.01)
Total non-general and administrative expense	2,633	(357)	2,990	0.11	10,912	7,741	3,171	0.13
General and administrative expense adjustments:
Restructuring costs and retention bonuses (f)	18	4	14	—	686	171	515	0.02
Digital and brand repositioning costs (g)	844	211	633	0.02	246	61	185	0.01
Total general and administrative expense	862	215	647	0.02	932	232	700	0.03
Adjusted - Non-GAAP	$3,722	$1,331	$2,391	$0.08	$(1,553)	$479	$(2,032)	$(0.07)

a)    The provision for (benefit from) income taxes related to the adjustments was calculated using the Company's combined federal statutory and estimated state rate of 25.0% for the periods ending October 3, 2021 and September 27, 2020. In the three months ended April 4, 2021, we recorded an out-of-period adjustment totaling $1.5 million related to tax depreciation on certain assets placed into service several years prior to the formation of Fiesta in 2011, of which $0.6 million is attributable to a change in tax rates as a result of the Tax Cuts and Jobs Act of 2017. On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security Act (the "CARES Act") was signed into law. The CARES Act includes provisions that allow net operating losses in 2018, 2019, and 2020 to be carried back for up to five years and eliminates the 80% taxable income limitation on net operating loss deductions for 2018 through 2020. The CARES Act also includes technical amendments that are retroactive to 2018 which permit certain assets to be classified as qualified improvement property and expensed immediately. These changes allowed us to record an incremental benefit of $1.9 million in the nine months ended September 27, 2020, which represents the impact of carrying net operating losses from 2018 and 2019 back to years with a higher federal corporate income tax rate and a $1.9 million benefit as a result of reclassifying certain assets as qualified improvement property as permitted by the CARES Act and other changes to depreciation methods for certain assets made in conjunction with a cost segregation study conducted prior to filing our 2019 federal income tax return.
(b)    We recorded adjustments totaling $0.4 million for the nine months ended October 3, 2021, to our valuation allowance against deferred income tax assets primarily related to changes in our deferred income tax assets and the expected timing of the reversal of these temporary differences, which included a $0.9 million increase in our valuation allowance as a result of changes in our net deferred tax liabilities related to the out-of-period adjustment in the first quarter of 2021. We recorded a $3.2 million and $1.2 million reduction to our valuation allowance for the three and nine months ended September 27, 2020, respectively, related to reclassifying certain assets as qualified improvement property and filing our 2019 federal income tax returns as well as other changes in our deferred income tax assets where it was determined to be more likely than not that the deferred income tax assets will not be realized through the reversal of existing deferred tax liabilities.
(c)     Impairment and other lease charges for the three and nine months ended October 3, 2021, primarily relate to impairment of equipment from previously impaired and closed restaurants. Additionally, impairment and other lease charges for the nine months ended October 3, 2021 include gains from lease terminations of $(0.4) million.
Impairment and other lease charges for the three and nine months ended September 27, 2020, consist of impairment charges of $2.6 million and $7.3 million, respectively, and other lease charges (gains) of $(0.2) million and $0.7 million, respectively. The impairment charges for the three months ended September 27, 2020 primarily relate to the write-down of saucing islands and self-service soda machines that were removed from dining rooms as a result of COVID-19. For the nine months ended September 27, 2020, impairment charges also include the impairment of assets from three underperforming Pollo Tropical restaurants, two of which were closed in the third quarter of 2020. For the three months ended September 27, 2020, other lease charges primarily related to a gain from a lease termination of $(0.2) million. For the nine months ended September 27, 2020, other lease charges also included lease termination charges of $0.9 million for restaurant locations we decided not to develop.
(d)     Closed restaurant rent expense, net of sublease income for the three and nine months ended October 3, 2021, primarily consists of closed restaurant lease costs of $2.3 million and $6.9 million, respectively, partially offset by sublease income of $(1.6) million and $(4.5) million, respectively. Closed restaurant rent expense, net of sublease income for the three and nine months ended September 27, 2020, primarily consists of closed restaurant lease costs of $2.3 million and $6.9 million, respectively, partially offset by sublease income of $(1.4) million and $(3.6) million, respectively.
(e)     Other expense (income), net for the three and nine months ended October 3, 2021, primarily consists of costs for the removal, transfer, and storage of equipment from closed restaurants and other closed restaurant related costs. Other expense (income), net for the three and nine months ended September 27, 2020, primarily consists of total gains of $(1.6) million on the sale-leaseback of two restaurant properties and the sale of one restaurant property partially offset by the write-off of site development costs of $0.6 million and costs for the removal, transfer, and storage of equipment from closed restaurants and other closure related costs.
(f)     Restructuring costs and retention bonuses for the three and nine months ended September 27, 2020 include severance costs related to terminations in response to the COVID-19 pandemic.
(g)     Digital and brand repositioning costs for the three and nine months ended October 3, 2021 and September 27, 2020, include consulting costs related to repositioning the digital experience for our customers.